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ArvinMeritor Names Steven G. Rothmeier and
Andrew J. Schindler to the Board of Directors

        TROY, Mich. (Nov. 11, 2004) – ArvinMeritor Inc. (NYSE: ARM) today announced that Steven G. Rothmeier, chairman and CEO of Great Northern Capital, and Andrew J. Schindler, chairman of Reynolds American Inc., have been elected to the ArvinMeritor Board of Directors, effective Nov. 11, 2004. The announcement was made following a company Board meeting.

        “Both of these individuals bring a wealth of solid business, financial and operational leadership to the table, and have a great deal to contribute to the ArvinMeritor team,” said Chairman, CEO and President Charles G. “Chip” McClure. “We are fortunate they have chosen to join us at this time.”

        Rothmeier founded Great Northern Capital, based in St. Paul, Minn., in 1993, after serving as president of a Twin Cities venture capital and merchant banking firm. Before that, he was with Northwest Airlines, Inc. Rothmeier began his career with Northwest in 1973 as a corporate financial analyst – later to become director of economic planning in the Regulatory Proceedings Division. Subsequent positions of increasing leadership at Northwest included vice president of finance and treasurer; executive vice president of finance and administration; CFO; and president and COO. He was named chairman and CEO of NWA, Inc., and the airline in 1985.

        Rothmeier earned a bachelor’s degree in business administration from the University of Notre Dame and a master’s of business administration from the University of Chicago Graduate School of Business.

        Schindler is chairman of Reynolds American, the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Lane Limited and R.J. Reynolds Global Products, Inc. that was established in July 2004. He joined R.J. Reynolds Industries, Inc. in 1974. After a series of positions of increasing responsibility, he was named director of manufacturing for Nabisco Foods, Co. in 1987. Returning to R.J. Reynolds Tobacco in 1988 as vice president of personnel, Schindler moved to operations the following year and, in 1994, was named president and COO. The next year, he became president and CEO, and, in 1999, was named chairman, president and CEO of R.J. Reynolds Tobacco Holdings, Inc.

        Schindler achieved the rank of captain in the U.S. Army, where he held command and staff positions in the United States and in Vietnam. He earned a bachelor’s degree from Franklin and Marshall College in Lancaster, Pa., and holds a master’s of business administration from The Wharton School of the University of Pennsylvania.

        ArvinMeritor, Inc. is a premier $8 billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. Headquartered in Troy, Mich., ArvinMeritor employs approximately 32,000 people at more than 150 manufacturing facilities in 27 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company’s Web site at: www.arvinmeritor.com.